Exhibit 99.1

ORION BLISS CORP.

Ashdod

Kalonite 9-57

Israel

7724233

Tel+18498593819

Email: orionbliss123456@gmail.com

Management’s Annual Report on Internal Control over Financial Reporting.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act). Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes of accounting principles generally accepted in the United States.

Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of our internal control over financial reporting as of April 30, 2023. In making this assessment, our management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control - Integrated Framework (2013). Based on this evaluation, our management concluded that, as of April 30, 2023, our internal control over financial reporting was not effective due to the lack of segregation of duties inherent in a small company.

Orion Bliss CORP.

By:	/s/ Alexandra Solomovskaya
Name:	Alexandra Solomovskaya
Title:	President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Alexandra Solomovskaya	President, Treasurer, Secretary and Director	July 19, 2023
Alexandra Solomovskaya	(Principal Executive, Financial and Accounting Officer)